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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Bulldog Investors General Partnership
Attn: Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
Phone: 914 747-5262
Fax: 914 747-2150

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Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Insured Municipal Income Fund. Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
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Registrant)

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DIRECTORS OF INSURED MUNICIPAL INCOME FUND REFUSE TO ANSWER IMPORTANT
QUESTIONS

NEW YORK-August 7, 2009 (PRNewswire) -- Bulldog Investors General Partnership ("BIGP") today issued a response to the current board's latest announcement about the proposed liquidation of Insured Municipal Income Fund Inc.
(the "Fund") (NYSE: PIF - News).

BIGP notes that the incumbent directors continue to refuse to answer important questions about their last minute ploy to retain control of the Fund.
Among these questions are the following:

..	When will a liquidation payment be made?
..	What recourse will shareholders have if the incumbent directors subsequently stall the liquidation process or change their minds
	entirely?
..	Why don't the incumbent directors own any shares of the Fund?
..	Why have the incumbent directors spent more than $1 million of the
        Fund's money to oppose liquidation and will they replace that money?
..	Most importantly, what alternative do the incumbents propose to provide net asset value ("NAV") if the vote necessary to approve liquidation is not obtained?

BIGP has first hand experience with a failed liquidation. Several years ago, after the board of directors of Mexico Equity and Income Fund ("MXE") twice failed to obtain enough votes to liquidate that fund, BIGP gained control of it. BIGP's newly installed board then conducted a tender offer for 100% of the shares of MXE at NAV. BIGP's nominees are committed to conduct a similar tender offer for the Fund's shares by the end of 2009. Unlike a liquidation proposal, a tender offer is a quick and certain way to provide shareholders with an opportunity to realize NAV. Consequently, BIGP urges shareholders to support its slate of nominees on the GREEN proxy form.

Phillip Goldstein, a principal of BIGP commented: "The real question for shareholders is who they can trust to deliver NAV in a timely fashion. A large shareholder like BIGP that has always supported a liquidity event at NAV or an incumbent board of directors that has always opposed it?"

Shareholders who have questions about voting their shares may call BIGP's proxy solicitation firm, INVESTORCOM, INC. at (877) 972-0090.

Contact: Bulldog Investors General Partnership, (201) 556-0092